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Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Rights) and
All Outstanding Shares of Preferred Stock
of
COMPUTER SOFTWARE INNOVATIONS, INC.
at
$1.10 Net Per Share
by
NHCC MERGER CORP.,
a direct, wholly-owned subsidiary of
N. HARRIS COMPUTER CORPORATION,
a direct, wholly-owned subsidiary of
CONSTELLATION SOFTWARE INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, NOVEMBER 6, 2012, UNLESS THE OFFER IS EXTENDED.

October 10, 2012

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

        NHCC Merger Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of N. Harris Computer Corporation, a corporation organized under the Business Corporations Act (Ontario) ("Harris"), which is a direct, wholly-owned subsidiary of Constellation Software Inc. a corporation organized under the Business Corporations Act (Ontario) ("Constellation"), is making an offer to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Computer Software Innovations, Inc., a Delaware corporation ("CSWI"), together with the associated common share purchase rights, and all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock" and together with the Common Stock, the "Shares"), of CSWI at $1.10 per share, net to the seller in cash, without interest thereon and less any applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 10, 2012 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

  1.
  Offer to Purchase, dated October 10, 2012;

  2.
  Letter of Transmittal to be used by shareholders of CSWI in accepting the Offer;

  3.
  CSWI's Solicitation/Recommendation Statement on Schedule 14D-9;

  4.
  A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients' instructions with regard to the Offer;

  5.
  Notice of Guaranteed Delivery with respect to the Shares; and

  6.
  A return envelope addressed to Computershare Inc., the Depositary for the Offer (the "Depositary"), for your use only.

        We request that you contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Tuesday, November 6, 2012, unless extended.

        None of Purchaser, Harris or Constellation will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent (as defined in the Offer to Purchase), as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

        Questions and requests for additional copies of the enclosed materials may be directed to Georgeson Inc., the Information Agent, at the address appearing on the back page of the Offer to Purchase.

Very truly yours,

N. Harris Computer Corporation

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, HARRIS, CONSTELLATION, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH All Outstanding Shares of Common Stock (Including the Associated Rights) and All Outstanding Shares of Preferred Stock of COMPUTER SOFTWARE INNOVATIONS, INC. at $1.10 Net Per Share by NHCC MERGER CORP., a direct, wholly-owned subsidiary of N. HARRIS COMPUTER CORPORATION, a direct, wholly-owned subsidiary of CONSTELLATION SOFTWARE INC.